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EXHIBIT 99.B11
INDEPENDENT AUDITORS' CONSENT





The Board of Directors
SM&R Capital Funds, Inc.

We consent to the use of our report on the SM&R Capital Funds, Inc. dated October 16, 1995 included herein and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Counsel and Auditors and Financial Statements" in the Statement of Additional Information.


                              KPMG Peat Marwick LLP


Houston, Texas
December 15, 1995